Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
KADANT INC.
One Technology Park Drive
Westford, MA  01886
 NOTICE OF AWARD AND AWARD AGREEMENT
###GRANT_DATE###
###PARTICIPANT_NAME###
###HOME_ADDRESS###
Dear ###PARTICIPANT_NAME###:
Pursuant to the terms and conditions of the 2006 Equity Incentive Plan, as amended (the “Plan”) of Kadant Inc. (the “Company”), you have been granted a Restricted Stock Unit/Stock Settled for ###TOTAL_AWARDS### units of stock as outlined below.
            Granted To:     ###PARTICIPANT_NAME###
            Grant Date:   ###GRANT_DATE###
            Original Target Granted:         ###TOTAL_AWARDS###
            Potential Payout Range:         0% to 150%
            Grant Price:     $0.00
            Expiration Date: ###EXPIRY_DATE###
            Vesting Schedule: ###VEST_SCHEDULE_TABLE###

By your signature below (as indicated by clicking “accept”), you acknowledge receipt of this Award as of the Grant Date and agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement, which is attached and made a part of this document. You further acknowledge receipt of the copy of the Plan.
Signature: ###PARTICIPANT_NAME###              Date: ###ACCEPTANCE_DATE###

KADANT INC.
AWARD AGREEMENT FOR
PERFORMANCE-BASED RESTRICTED STOCK UNITS
("Award Agreement")

1.  Preamble.  On the date shown on the first page of this Award Agreement (“Grant Date”), the Company granted to the Recipient named on the first page (the “Recipient”) restricted stock units (“RSUs”) with respect to the number of shares of common stock of the Company identified on the first page of this Award Agreement (“Award Shares”), subject to the terms, conditions and restrictions set forth in this Award Agreement and the provisions of the Company’s 2006 Equity Incentive Plan, as amended  (“Plan”). The RSUs represent a promise by the Company to deliver the Award Shares upon vesting. Any consideration due to the Company on the issuance of Award Shares pursuant to this Award Agreement will be deemed to have been satisfied by services rendered by the Recipient to the Company during the vesting period.
2.  Restrictions on Transfer.  Unless and until the Award Shares shall have vested as provided in Section 3 below, the Recipient shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of, by operation of law or otherwise, any RSUs, or any interest therein.
3.  Vesting.
(a) Vesting Schedule. Subject to the terms, conditions and restrictions of this Award Agreement, including the Forfeiture provisions described in Section 4 below, the Recipient shall vest in the Award Shares on the dates and in the quantities (as such quantities may be adjusted as provided in Section 3(b) below) set forth on the first page of this Notice of Award and Award Agreement (each such date being referred to as a “Vesting Date”), provided that the performance measure set forth in this Section 3(b) has been met. As soon as administratively practicable after the Vesting Date, but in any event within the period ending on the later to occur of the date that is 2 ½ months from the end of the (i) Recipient’s tax year that includes the Vesting Date, or (ii) the Company’s fiscal year that includes the Vesting Date, the Company shall cause its transfer agent to issue and deliver the Award Shares in the name of the Recipient, subject to payment of all applicable withholding taxes pursuant to Section 6 below.
(b) Performance Measure. The Company has established as the performance measure earnings before interest, taxes, depreciation and amortization (EBITDA) generated by its continuing operations during the fiscal year ending [date] (the “[year] fiscal year”) (the “Measurement Period”), equal to the amount set forth in Exhibit A to this Award Agreement and as such amount may be adjusted as set forth in such Exhibit A (the “Target EBITDA”). Upon the conclusion of the Measurement Period, the Company shall calculate and determine the actual EBITDA generated by its continuing operations during the Measurement Period as determined in Exhibit A (“Actual EBITDA”). The number of Award Shares deliverable to the Recipient will be adjusted and determined by a continuous line graph based on the following data points:
Actual EBITDA is:                         Number of Award Shares Deliverable
Less than 50% of Target EBITDA             0% of Award Shares
50% of Target EBITDA                         50% of Award Shares
100% of Target EBITDA                            100% of Award Shares
115% or greater of Target EBITDA    150% of Award Shares
In the event that the Company does not generate Actual EBITDA equal to or more than 50% of Target EBITDA, then all of the RSUs shall be automatically forfeited to the Company. The Compensation Committee of the Company’s Board of Directors shall be responsible for certifying the extent to which the performance measure has been met, prior to the release of the Company’s earnings for the full [year] fiscal year.
4.  Forfeiture.
(a)    Definitions.  For purposes of this Award Agreement, “Forfeiture” shall mean any forfeiture of RSUs pursuant to Section 4(b) below.  For purposes of this Award Agreement, “employ” or “employment” with the Company shall include employment with a parent or subsidiary of the Company, which controls, is controlled by, or under common control of the Company.
(b)   Termination of Employment; Death and Disability. In the event that the Recipient ceases to be employed by the Company prior to a Vesting Date for any reason or for no reason (other than upon a “Change in Control” as provided in Section 4(c) or upon death or disability meeting the requirements set forth in this Section 4(b)), with or without cause, then any of the Recipient’s RSUs that have not previously vested shall be automatically and immediately forfeited and returned to the Company as of the date employment ceases. In the event of the Recipient’s death or disability that occurs prior to a Vesting Date and before the last day of the Measurement Period, then 100% of the Recipient’s RSUs that have not previously been forfeited or vested shall become immediately vested and no longer subject to the Forfeiture provisions in this Section 4, and the Company shall immediately deliver to the Recipient (or his or her beneficiary in the event of death), as soon as administratively feasible but no later than 30 days after the vesting thereof that number of Award Shares to the Recipient equal to the number shown on the first page of this Award Agreement without adjustment. In the event of the Recipient’s death or disability that occurs prior to a Vesting Date and on or after the last day of the Measurement Period, then 100% of the Recipient’s RSUs that have not previously been forfeited or vested shall become immediately vested and no longer subject to the Forfeiture provisions in this Section 4, and the Company shall immediately deliver to the Recipient (or his or her beneficiary in the event of death), as soon as administratively feasible but no later than 30 days after the vesting thereof that number of Award Shares to the Recipient equal to the number of Award Shares deliverable based on the achievement of the performance measures, as adjusted and determined in Section 3 (less any Award Shares that have been previously forfeited or vested and issued). For purposes of this Award Agreement, “disability” means that you are receiving disability benefits under the Company’s Long Term Disability Coverage, as then in effect, on the date employment ceases.
(c)  Change in Control. In the event of a “Change in Control” that occurs (i) prior to the Vesting Date and before the last day of the Measurement Period and (ii) on a date on which the Recipient is employed by the Company, then 100% of the Recipient’s RSUs that have not previously been forfeited shall become immediately vested and shall no longer be subject to the Forfeiture provisions in this Section 4, and the Company shall deliver as soon as administratively feasible but no later than 30 days after the Vesting Date that number of Award Shares to the Recipient equal to the number shown on the first page of this Award Agreement, without adjustment. In the event of a “Change in Control” that occurs (i) prior to the Vesting Date and on or after the last day of the Measurement Period and (ii) on a date on which the Recipient is employed by the Company, then 100% of the Recipient’s RSUs that have not previously been forfeited shall become immediately vested and shall no longer be subject to the Forfeiture provisions in this Section 4, and the Company shall deliver as soon as administratively feasible but no later than 30 days after the Vesting Date that number of Award Shares to the Recipient equal to the number of Award Shares deliverable based on the achievement of the performance measures, as adjusted and determined in Section 3. A “Change in Control” shall have the same meaning for the purposes of this Award Agreement as set forth in Section 8 of the Plan, as the same may be amended from time to time.

5.
No Stockholder Rights.  Except as set forth in the Plan, neither the Recipient nor any person claiming under or through the Recipient shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Award Shares issuable pursuant to the RSUs until the Award Shares are issued in the name of the Recipient. In particular, a Recipient holding an unvested Award shall have no ownership interest in the shares of Common Stock to which the Award relates until the Award Shares have vested, payment with respect to such Award has actually been made in shares of Common Stock, and the underlying shares of Common Stock have been issued.

6.  Withholding Taxes.  The Company’s obligation to deliver Award Shares to the Recipient upon the vesting of the RSUs shall be subject to the satisfaction of all income tax (including federal, state, local and foreign taxes), social insurance, payroll tax, payment on account or other tax-related withholding requirements of any applicable jurisdiction, based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes (“Withholding Taxes”). In order to satisfy all Withholding Taxes due in connection with the award or vesting of the RSUs or the delivery of the Award Shares, the Recipient hereby irrevocably agrees to the following actions by the Company, at the Company’s sole election:
(a)  The Company may sell, or arrange for the sale of, such number of the Award Shares that the Recipient is entitled to receive on the Vesting Date, with no further action by the Recipient, as is sufficient to generate net proceeds at least equal to the value of the Withholding Taxes, and the Company shall retain such net proceeds in satisfaction of such Withholding Taxes. The Company shall remit to the Recipient in cash any portion of such net proceeds in excess of the value of such Withholding Taxes.
(b)  The Company may retain such number of the Award Shares that the Recipient is otherwise entitled to receive on the Vesting Date, with no further action by the Recipient, by deducting and retaining from the number of Award Shares to which the Recipient is entitled that number of Award Shares as is equal to the value of the Withholding Taxes. The Recipient understands that the fair market value of the surrendered Award Shares will be determined in accordance with the Company’s Stock Option and Equity Award Grant and Exercise Procedures as then in effect.
(c)  The Recipient hereby appoints each of the Chief Financial Officer, General Counsel and the Secretary of the Company as his or her attorney in fact to sell or transfer the Recipient’s Award Shares in accordance with this Section 6. The Recipient agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale, transfer or retention of Award Shares pursuant to this Section 6, including an irrevocable order to sell shares authorizing a brokerage firm selected by the Company to sell the Recipient’s Award Shares.

7.
No Compensation Deferral. Neither the Plan nor this Award Agreement is intended to provide for any deferral of compensation that would be subject to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that all awards (including, without limitation, the RSUs) are either exempt from or complaint with the requirements of Section 409A.

8.
Dilution and Other Adjustments. In the event a stock dividend, stock split or combination of shares, or other distribution with respect to holders of common stock other than normal cash dividends, occurs while the Award is outstanding (after the Grant Date and before the date the Award is vested), the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) shall in the manner determined in its sole discretion adjust the number of shares for which the Award may be issued to reflect such event. In the event any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Committee, (any of the foregoing, a “covered transaction”) occurs while the Award is outstanding, the Committee in its discretion may (i) accelerate the vesting of the Award, (ii) adjust the terms of the Award, (iii) if there is a survivor or acquiror entity, provide for the assumption of the Award by such survivor or acquiror or an affiliate thereof or for the grant of one or more replacement awards by such survivor or acquiror or an affiliate thereof, in each case on such terms as the Committee may determine, (iv) terminate the Award (provided, that if the Committee terminates the Award, it shall, in connection therewith, either (A) accelerate the vesting of the Award prior to such termination, or (B) provide for a payment to the holder of the Award of cash or other property or a combination of cash or other property in an amount reasonably determined by the Committee to approximate the value of the Award assuming it vested immediately prior to the transaction, or (C) if there is a survivor or acquiror entity, provide for the grant of one or more replacement awards pursuant to clause (iii) above), or (v) provide for none of, or any combination of, the foregoing. No fraction of a share or fractional shares shall be purchasable or deliverable under this Award Agreement.

9.
Administration.  The Compensation Committee of the Company’s Board of Directors or other committee designated in the Plan, shall have the authority to manage and control the operation and administration of this Award Agreement.  Any interpretation of the Award Agreement by any of the entities specified in the preceding sentence and any decision made by any of them with respect to the Award Agreement is final and binding.

10. Plan Definitions.  Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, a copy of which has already been provided to the Recipient.
11. Recipient’s Undertakings. In signing this Award Agreement and accepting the RSU, the Recipient acknowledges that:

(a)
The Plan and this Award were established voluntarily by the Company, each is discretionary in nature, and each may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(b)
The grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past or future;

(c)	All decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(d) The Recipient’s participation in the Plan and receipt and acceptance of the Award is voluntary;

(e)
RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Recipient’s employer, and RSUs are outside the scope of the Recipient’s employment contract, if any;

(f)
RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Recipient’s employer;

(g)	The future value of the underlying Award Shares is unknown and cannot be predicted with certainty;

(h)	The value of the Award Shares underlying the RSUs may increase or decrease in value during the period from the Grant Date to the Vesting Date;

(i)
In consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Award Shares received upon vesting of RSUs resulting from termination of the Recipient’s employment by the Company or the Recipient’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company and his or her employer from any such claim that may arise; and if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, the Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(j)
Further, if the Recipient ceases to be an employee (whether or not in breach of local labor laws), the Recipient’s right to receive RSUs and vest under the Award Agreement or Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed by the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and the Compensation Committee of the Company’s Board of Directors shall have the exclusive discretion to determine when the Recipient is no longer actively employed for purposes of this Award Agreement and the Plan.

12. Data Privacy Notice. The Company and its subsidiaries or affiliates, including the Recipient’s employer (“we” “us” or “our”), will process the Recipient’s personal data in connection with the Plan.
We will collect, store, use, transfer or otherwise process the Recipient’s personal data in order to operate the Plan. This includes:

•	the Recipient’s name

•	contact details (home address, telephone number, personal and/or work email address)

•	date of birth

•	social security number

•	tax or identification number

•	salary, bonus and other compensation

•	national, federal, state, provincial and any other tax information

•	nationality and tax residency

•	information with regard to job status termination and disability benefits

•	job title

•	information with regard to any shares or directorships held

•	details of options or awards or any other interests in shares awarded, cancelled, exercised, vested, unvested or outstanding in your name all such information referred to as “Data”.
We require, and will use, the Data for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including the award and vesting of restricted stock units to the Recipient, and subsequent transactions in the shares issued pursuant to such awards, including the processing and holding of cash received as proceeds from a transaction or as a cash dividend.
We will transfer the Data to:

1)	other members of the Kadant group of companies, including Kadant Inc. in the United States or;

2)	any third party we engage for the purpose of selling the shares the Recipient receives or to which the Recipient is entitled under the Plan or;

3)	any third party engaged by the Company including any third party broker, stock plan service provider or administrator and the Company’s transfer agent; or

4)	other third parties or tax authorities assisting us with the processing of the Data or required in connection with legal and tax compliance or reporting.
for the purposes mentioned above, for other employment purposes and to carry out transactions in the Kadant shares or cash the Recipient may receive or hold as a result of his or her participation in the Plan.
The third parties may be located in the United States or in another country, and that third party country may have different data privacy laws and protections than in the Recipient's country. The third parties may transfer the Data for the purposes described herein, including to a broker or other stock plan service provider or third party as may be required in respect of the Plan and the subsequent holding of Award Shares or cash on the Recipient's behalf.
By accepting this Award (as indicated by clicking “accept”), the Recipient acknowledges and agrees to us processing the Data as set out herein.

13. Miscellaneous.
(a) No Rights to Employment. The Recipient acknowledges and agrees that the vesting of the RSUs pursuant to this Award Agreement is earned only in accordance with the terms hereof. The Recipient further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.

(b) Unfunded Rights. The right of the Recipient to receive Award Shares pursuant to this Award Agreement is an unfunded and unsecured obligation of the Company. The Receipient shall have no rights under this Award Agreement other than those of an unsecured general creditor of the Company.
(c) Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.
(d) Waiver. Any provision for the benefit of the Company contained in this Award Agreement may be waived, either generally or in any particular instance, by the Compensation Committee of the Board of Directors of the Company.
(e) Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in this Award Agreement.
(f) Language. The English version of this Award Agreement, the Plan and any other document delivered pursuant to either the Award Agreement or the Plan, will control over any translated version of any such document in the event such translated version is different from the English version.
(g) Entire Agreement. This Award Agreement and the Plan constitute the entire agreement between the parties, and supercedes all prior agreements and understandings, relating to the subject matter of this Award Agreement.
(h) Governing Law. This Award Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
(i) Amendment.  This Award Agreement may be amended only by written agreement between the Recipient and the Company, without the consent of any other person.

PB RSU AWARD AGREEMENT (2018 FORM)

EXHIBIT A
TO PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
The Target EBITDA for the Company’s continuing operations for the fiscal year ending [date] ([year] fiscal year) (the “Measurement Period”) is $[amount].
Target EBITDA shall be adjusted to exclude the following items occurring during the measurement period:

•	Results from the date of sale related to any operation that was sold during the Measurement Period
For purposes of this Agreement, Actual EBITDA generated during the Measurement Period by the Company’s continuing operations shall be calculated as follows:
(1) Operating Income from continuing operations
(2) Operating Income shall be adjusted to exclude the effects of the following items:

•	Depreciation and amortization expense

•	Restructuring costs or other expense (income) which is presented on a separate line item in the Company’s income statement as included in its earnings release and SEC filings

•	Non-cash compensation expense from equity compensation

•	Results from any operations acquired during the Measurement Period
(3) The result shall be Actual EBITDA